    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 1998
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933
                               ------------------

                     ASSOCIATED ESTATES REALTY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      OHIO
                          (STATE OR OTHER JURISDICTION
                       OF INCORPORATION OR ORGANIZATION)
                                   34-1747603
                                (I.R.S. EMPLOYER
                              IDENTIFICATION NO.)

                              5025 Swetland Court
                        Richmond Heights, OH 44143-1467
                                 (216) 261-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------
                              JEFFREY I. FRIEDMAN
                              5025 Swetland Court
                        Richmond Heights, OH 44143-1467
                                 (216) 261-5000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                                Albert T. Adams
                             Baker & Hostetler, LLP
                           3200 National City Center
                             Cleveland, Ohio 44114
                                 (216) 861-7090
                              FAX:  (216) 696-0740
                               ------------------
     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM       PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF            AMOUNT TO BE          OFFERING PRICE           AGGREGATE              AMOUNT OF
   SECURITIES TO BE REGISTERED           REGISTERED              PER UNIT            OFFERING PRICE        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Shares.....................       5,139,387                $16.78              $86,238,914              $25,440
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low price of the Common Shares on the New York Stock Exchange on August 28, 1998.
                               ------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                     PROSPECTUS DATED                , 1998

                            5,139,387 COMMON SHARES

                           ASSOCIATED ESTATES REALTY
                                  CORPORATION
                            ------------------------
     This Prospectus relates to the offer and sale from time to time for a period of one year from the effective date of the Registration Statement related hereto by the holders (collectively, the "Selling Shareholders") of up to an aggregate 5,139,387 common shares, without par value (the "Resale Shares") of Associated Estates Realty Corporation, an Ohio corporation (the "Company") consisting of common shares originally issued to subsidiaries of MIG Residential REIT, Inc. ("MIG REIT") in connection with the Company's acquisition of certain multifamily properties from such subsidiaries on June 30, 1998. See "Selling Shareholders." The Company is registering the Resale Shares pursuant to the Company's obligations under certain registration rights agreements between the Company and the MIG REIT subsidiaries, but the registration of the Resale Shares does not necessarily mean that any of the Resale Shares will be offered or sold by the Selling Shareholders hereunder.

     The common shares, without par value, of the Company (the "Common Shares") are listed on the New York Stock Exchange (the "NYSE") under the symbol "AEC." The Common Shares are subject to certain restrictions on ownership and transfer designed to assist the Company in maintaining its status as a real estate investment trust for Federal income tax purposes. See "Description of Common Shares."

     SEE "RISK FACTORS" ON PAGE 5 FOR MATERIAL RISKS RELEVANT TO AN INVESTMENT IN THE COMMON SHARES.

     The Selling Shareholders from time to time may offer and sell any Resale Shares directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Company prospectus supplement. See "Plan of Distribution." The Selling Shareholders reserve the right to accept or reject, in whole or in part, any proposed purchase of the Resale Shares to be made directly or through agents.

     The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of the Resale Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Resale Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Indemnification" for a description of certain indemnification arrangements between the Company and the Selling Shareholders.

     The Company will not receive any proceeds from the sale of the Resale Shares by the Selling Shareholders, but has agreed to bear the expenses of registration of such shares under federal and state securities laws.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is                    , 1998

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act and the rules and regulations promulgated thereunder with respect to the securities offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Shares, reference is made to the Registration Statement and such exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information and the Registration Statement and exhibits and schedules thereto filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-12486) are incorporated by reference herein and shall be deemed to be a part hereof:

     (a) Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Commission on March 31, 1998;

     (b) Form 10-Q for the quarter ended June 30, 1998 filed with the Commission on August 14, 1998 and Amendment No. 1 thereto filed with the Commission on August 31, 1998;

     (c) Form 10-Q for the quarter ended March 31, 1988 filed with the Commission on May 13, 1998.

     (d) Current Report on Form 8-K dated June 30, 1998 filed with the Commission on July 13, 1998 and Amendment No. 1 thereto filed with the Commission on August 31, 1998;

     (e) Current Report on Form 8-K dated May 29, 1998 filed with the Commission on May 29, 1998;

     (f) Current Report on Form 8-K dated February 19, 1998 filed with the Commission on March 31, 1998 and Amendment No. 1 thereto filed with the Commission on June 25, 1998;

     (g) Current Report on Form 8-K dated February 3, 1998 filed with the Commission on February 17, 1998 and Amendment No. 1 thereto filed with the Commission on April 8, 1998;

     (h) Current Report on Form 8-K dated August 25, 1997 filed with the Commission on December 2, 1997; and

     (i) Current Report on Form 8-K dated February 6, 1997 filed with the Commission on July 1, 1997 and Amendment No. 1 thereto filed with the Commission on July 3, 1997.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed incorporated document or in an accompanying Company prospectus supplement, if any, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Upon written or oral request of any person to whom a Prospectus is delivered, including any beneficial owner, the Company will provide, without charge, a copy of the documents which have been incorporated by reference in this Prospectus (other than exhibits thereto unless such exhibits are specifically incorporated by reference in any such document that this Prospectus incorporates). Requests for such documents should be directed to Associated Estates Realty Corporation, 5025 Swetland Court, Richmond Heights, Ohio 44143-1467, Attention: Barbara E. Hasenstab, Director of Investors Relations,
(216) 797-8798.

                                  THE COMPANY

     The Company is a self-administered and self-managed real estate investment trust ("REIT") which began operations through its predecessor in the mid-1960s. The Company was formed in July 1993 to continue the business of its predecessor of owning, managing, developing and acquiring multifamily residential apartment communities. At June 30, 1998, the Company's portfolio consisted of 21,506 owned suites in 101 multifamily properties and 13,325 managed suites in 51 multifamily properties, approximately 79% of which are located in the Midwest, together with land for future development. Approximately 96.6% of the suites in the properties owned at June 30, 1998 were leased. As a result of the acquisition of privately-owned MIG Realty Advisors, Inc. ("MIGRA") on June 30, 1998, the Company also provides co-investment and joint venture opportunities to institutional and pension fund clients.

     Of the Company's 34,831 owned and managed suites, 32,773 suites, or approximately 94%, are contained in conventional market-rate properties; 1,888 suites, or approximately 5%, are contained in government-assisted properties, the rents of which are subsidized by the United States Department of Housing and Urban Development; and 170 suites, or less than 1%, are contained in two congregate care facilities for elderly persons, in which residents are provided with meal, housekeeping, laundry and other services. The Company is pursuing opportunities to sell its government-assisted and congregate care properties.

     The Company also owns substantially all of the economic interests in five corporations that provide various property-related services to the Company. In addition, the Company manages eight commercial properties not owned by the Company.

     The Company's executive offices are located at 5025 Swetland Court, Richmond Heights, Ohio 44143-1467, and its telephone number is (216) 261-5000.

                                  THE OFFERING

     This Prospectus relates to the possible offer and sale from time to time for a period of one year from the effective date of the Registration Statement of 5,139,387 Resale Shares by the Selling Shareholders. The Resale Shares are Common Shares beneficially owned or controlled by the Selling Shareholders. See "Selling Shareholders." The Company is registering the Resale Shares for sale by the Selling Shareholders pursuant to its obligations under certain Registration Rights Agreements between the Company and the MIG REIT subsidiaries (collectively referred to as the "Registration Rights Agreement"). The Company will not receive any proceeds from the sale of any Resale Shares.

                                  RISK FACTORS

     An investment in the Common Shares involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this Prospectus before making a decision to purchase any Resale Shares.

GENERAL REAL ESTATE INVESTMENT RISKS

     General. The Company's investments generally consist of investments in multifamily apartment communities and as such, are subject to varying degrees of risk generally incident to the ownership and development of real estate. The economic performance and values of the Company's real estate investments and the Company's financial condition and ability to make expected distributions to its shareholders will be dependent upon the Company's ability to operate and develop its properties in a manner sufficient to maintain or increase revenues and to generate sufficient income in excess of operating expenses. Income from the properties may be affected by many factors, including changes in the national, regional and local economic climate, local conditions such as an oversupply of apartment units or a reduction in demand for apartment units in the Company's markets, the perception of tenants as to the attractiveness, convenience and safety of the properties, competition from other properties, changes in interest rates and in the availability, cost and terms of mortgage financing, changes in real estate taxes and other operating expenses (e.g., cleaning, electricity, heating, ventilation, elevator repair and maintenance, insurance and administrative costs, and other general costs related to security, landscaping, repairs and maintenance), adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, civil unrest, acts of God including natural disasters (which may result in uninsured losses), acts of war and other factors which are beyond the control of the Company.

     Value and Illiquidity of Real Estate. Real estate investments are relatively illiquid. The Company's ability to vary its portfolio in response to changes in economic or other conditions will therefore be limited. If the Company must sell an investment, there can be no assurance that it will be able to dispose of the investment in the time period it desires or that the sales price of the investment will recoup or exceed the amount of the Company's cost for the investment. In addition, provisions of the Internal Revenue Code of 1986, as amended (the "Code") limit the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to the Company's shareholders. Further, if the Company were to sell such properties, such sales might subject the Company to additional tax liability. See "FEDERAL INCOME TAX CONSEQUENCES."

     Risks of Acquisition Activities. The Company continually evaluates many potential acquisitions, the process of which involves costs that are non-recoverable. There can be no assurance that the properties that are acquired will perform in accordance with expectations or that cost estimates for improvements to the acquired properties will be accurate.

     Risks of Development Activities. The Company intends to continue to pursue the development and expansion of multifamily apartment communities in accordance with the Company's development and underwriting policies as opportunities arise in the future. Risks associated with such development and construction activities include, but are not limited to, the following: the Company may abandon development opportunities after expending resources to determine a project's feasibility; construction costs of a project may exceed original estimates; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; financing may not be available on favorable terms for development of a property; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations. If any of the foregoing occurs, the Company's results of operations, financial condition and ability to make expected distributions to shareholders could be adversely affected. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

     Dependence on Rental Income from Real Property. Since substantially all of the Company's income is derived from rental income from real property, the Company's income and funds available for distribution would be adversely affected if a significant number of the Company's tenants were unable to meet their obligations to the Company or if the Company was unable to lease a significant amount of suites on economically favorable lease terms. There can be no assurance that any tenant whose lease expires in the future will renew such lease or that the Company will be able to re-lease space on economically advantageous terms.

     Geographic Concentration of the Properties. Approximately 85% of the Company's properties are located in the Midwestern region of the country, in Ohio, Michigan, Indiana and Western Pennsylvania. The Company's performance, therefore, is linked to economic conditions and the market for available rental housing in these regions. A decline in the market for available housing in Ohio, or to a lesser extent, the remainder of the region, may adversely affect the Company's financial condition, results of operations and ability to make distributions to its shareholders.

     Regulatory Risks. A wide variety of federal, state and local zoning, subdivision, planning, building, environmental and other land use laws and regulations govern real estate. In addition, a portion of the portfolio is subject to regulation by the Department of Housing and Urban Development. Such laws may place significant restrictions on the Company's ability to develop real estate or to improve real estate which it owns, and even unintentional violations of such laws and regulations by the Company or its tenants may result in forced corrective action and substantial monetary penalties. In addition, as to multifamily residential apartment communities, various federal, state and local laws and regulations may restrict the amount and process by which rents may increase, as well as the Company's right to convert a property to other uses, such as condominiums or cooperatives.

     Environmental Risks. Under various federal, state and local laws, ordinances and regulations, the Company may be considered an owner or operator of real property or may have arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property or disposed of by it, as well as certain other potential costs relating to hazardous or toxic substances (including governmental fines and injuries to persons or property). Such liability may be imposed whether or not the Company knew of, or was responsible for, the presence of such hazardous or toxic substances.

     Risks of Liability and Loss. The development and ownership of real estate may result in liability to third parties, due to conditions existing on a property which result in injury. Such liability may be uninsurable in some circumstances or may exceed the limits of insurance maintained at typical amounts for the type and condition of such property. In addition, real estate may suffer a loss in value due to casualties such as fire, hurricane or tornado. Such loss may be uninsurable in some circumstances or may exceed the limits of insurance maintained at typical amounts for the type and condition of the property. Public authorities may also take real estate, in whole or in part, for public purposes in eminent domain proceedings. Awards resulting from such proceedings may not adequately compensate the Company for the value lost.

INTEGRATION OF ACQUISITIONS

     On June 30, 1998, the Company completed a merger with MIGRA, including assumption of MIGRA's investment advisory business, and the acquisition of eight multifamily properties from subsidiaries of MIG REIT, resulting (together with other acquisitions completed in the first half of 1998) in the acquisition by the Company of 12 properties containing 3,150 suites and the management by the Company of 19 additional properties containing 6,273 suites. The integration of the recent acquisitions and assimilation of existing and MIGRA management and operating structures presents a management challenge. Although the Company believes that its current management can lead the Company through this transition, there can be no assurance that the Company will be able to assimilate these recent acquisitions or any further acquisitions in its portfolio without operating disruptions and unanticipated costs or that the anticipated benefits of an acquisition will be realized. The failure to successfully integrate acquisitions could have a material adverse effect on the Company's results of operations, financial condition and its ability to pay expected distributions to shareholders.

ADVERSE IMPACT ON DISTRIBUTIONS OF FAILURE TO QUALIFY AS A REIT

     Since the Company's initial public offering in November 1993, the Company has operated in a manner to qualify as a REIT under the Code, and the Company intends to continue to operate in such a manner so as to permit the Company to qualify as a REIT under the Code. Although the Company believes that it will continue to operate in such a manner, no assurance can be given that the Company will remain qualified as a REIT. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders in computing taxable income and would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. See "Certain Federal Income Tax Considerations -- Failure to Qualify."

LIMITATIONS ON ACQUISITION AND CHANGE IN CONTROL

     With certain limited exceptions, the Company's Second Amended and Restated Articles of Incorporation, as amended (the "Articles") prohibit the ownership of more than 4% of the outstanding Common Shares by any person. Such restriction is likely to have the effect of precluding acquisition of control of the Company without the consent of the Board of Directors even if a change in control was in the interests of shareholders.

NO LIMITATION IN ORGANIZATIONAL DOCUMENTS ON INCURRENCE OF DEBT

     The Company intends to continue to maintain a conservative debt capitalization with a ratio of debt to total market capitalization (e.g., the sum of the aggregate market value of the Company's Common Shares, the liquidation preference on any preferred shares outstanding, and the Company's total indebtedness, including the Company's proportionate share of indebtedness from its unconsolidated joint venture properties) of less than 50%, but the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness the Company may incur. The indentures under which the Company has outstanding certain indebtedness contain limits on the Company's ability to incur indebtedness. Nonetheless, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's ability to make expected distributions to shareholders and in an increase risk of default on its obligations.

CONTROL BY DIRECTORS AND EXECUTIVE OFFICERS

     Directors and executive officers of the Company owned approximately 12% of the Company's outstanding Common Shares as of June 30, 1998. Accordingly, such persons have substantial influence over the Company and on the outcome of matters submitted to the Company's shareholders for approval.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant degree upon the continued contribution of key management, certain of whom may be difficult to replace. The loss of services of these executives could have a material adverse effect on the Company. There can be no assurance that the services of such personnel will continue to be available to the Company. Mr. Jeffrey Friedman, Chairman of the Board and Chief Executive Officer of the Company, is a party to an employment agreement with the Company. The Company does not hold key-man life insurance on any of its managers.

MARKET CONDITIONS

     The market value of the Common Shares could be substantially affected by general market conditions.

                                USE OF PROCEEDS

     The Common Shares offered hereby are being registered for the account of the Selling Shareholders. Accordingly, the Company will not receive any of the proceeds from the sale of the Resale Shares by the Selling Shareholders but has agreed to bear certain expenses of registration of the Resale Shares.

                              SELLING SHAREHOLDERS

     On June 30, 1998, the Company acquired eight multifamily properties consisting of 1,830 suites in California, Texas, Maryland, Missouri, North Carolina, Georgia and Arizona from eight separate subsidiaries of MIG REIT (the "MIG REIT Acquisition"). The MIG REIT Acquisition was effected by the Company purchasing such properties in exchange, in part, for an aggregate of 5,139,387 of its Common Shares. Since the issuance, the subsidiaries have transferred the Common Shares received by them in connection with the MIG REIT Acquisition to MIG REIT by means of dividends and MIG REIT has transferred the Common Shares to its Class A shareholders in connection with a dissolution of MIG REIT. Those Class A shareholders are the Selling Shareholders described herein.

     This Prospectus relates to the possible offer and sale from time to time for a period of one year from the effective date of the Registration Statement related hereto of 5,139,387 Resale Shares by the Selling Shareholders listed below. The Resale Shares offered by this Prospectus will be offered from time to time by the Selling Shareholders, or by pledgees and permitted transferees, as described in the Registration Rights Agreement. The following table provides the number of Common Shares beneficially owned and offered by each Selling Shareholder.

                    NAME OF                            COMMON SHARES          COMMON SHARES OWNED
              SELLING SHAREHOLDER                     OFFERED HEREBY           AFTER OFFERING(1)
------------------------------------------------  -----------------------    ---------------------
                                                  NUMBER OF                  NUMBER OF
                                                   SHARES      PERCENT(2)     SHARES      PERCENT
                                                  ---------    ----------    ---------    --------
CS & CO.........................................  1,139,333       5.04%            --           --
Trustees of Michelin North America, Inc. Master
  Trust under agreement dated January 1, 1993...    924,792       4.09             --           --
Trustees of McDermott Incorporated Master Trust
  under agreement dated January 1, 1993.........    854,500       3.78             --           --
Fresno County Employees' Retirement
  Association...................................    569,666       2.52             --           --
City of Orlando Police, Firefighters' And
  General Employees Pension Funds...............    472,666       2.09             --           --
Oakland County Employees' Retirement System.....    402,212       1.78             --           --
Trustees of Carpenters Individual Account
  Pension Trust of Western Washington under
  agreement dated June 1, 1981 and of Carpenters
  Retirement Trust of Western Washington under
  agreement dated January 1, 1996...............    398,766       1.76             --           --
Worchester Retirement System....................    227,867       1.01             --           --
Massachusetts Water Resources Authority.........     56,967          *             --           --
Trustees of Colonial Gas Company Master Pension
  Trust under agreement dated July 1, 1998......     49,893          *             --           --
Trustees of Dillingham Construction Pension Plan
  under agreement dated August 1, 1997..........     42,725          *             --           --

---------------

* Less than 1%.

(1) Assumes the sale of all the Common Shares offered hereby.

(2) The percentages of Common Shares owned by each Selling Shareholder are based on 22,601,958 outstanding Common Shares as of August 26, 1998.

                          DESCRIPTION OF COMMON SHARES

GENERAL

     The Articles authorize the issuance of up to 41,000,000 Common Shares, without par value. As of August 26, 1998, there were 22,601,958 Common Shares issued and outstanding. In addition, up to 543,093 Common Shares have been reserved for issuance upon the exercise of options under the Company's employee share option plan, and 43,750 Common Shares have been reserved for issuance upon the exercise of options granted to the Company's independent directors. The Common Shares are listed on the NYSE under the symbol "AEC." National City Bank, Cleveland, Ohio, is the transfer agent and registrar of the Common Shares.

     The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles and the Company's Code of Regulations.

     Holders of Common Shares are entitled to receive dividends, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor. The payment and declaration of dividends on the Common Shares and purchases thereof by the Company will be subject to certain restrictions if the Company fails to pay dividends on any outstanding preferred shares of the Company. The holders of Common Shares, upon any liquidation, dissolution or winding-up of the Company, are entitled to receive ratably any assets remaining after payment in full of all liabilities of the Company, including the preferential amounts owing with respect to any preferred shares. The Common Shares possess ordinary voting rights, with each share entitling the holder thereof to one vote. Holders of Common Shares do not have cumulative voting rights in the election of directors and do not have preemptive rights.

     All of the Common Shares now outstanding are fully paid and nonassessable. The Articles provide that except in certain specified instances, no director of the Company will be personally liable to the Company or any of its shareholders for monetary damages for breach of any fiduciary duty as a director. However, this provision may not limit the availability of monetary relief for violations of securities laws and does not limit the availability of non-monetary relief.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and its capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year of 12 months or during a proportionate part of a shorter taxable year. Additionally, certain other requirements must be satisfied.

     To assure that five or fewer individuals do not own more than 50% in value of the Company's outstanding Common Shares, the Articles provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 4% (the "Ownership Limit") of the Company's outstanding Common Shares. Shareholders whose ownership exceeded the Ownership Limit immediately after the Company's initial public offering may continue to own Common Shares in excess of the Ownership Limit and may acquire additional shares from such sources such that the five largest beneficial owners of Common Shares hold no more than 49.6% of the outstanding Common Shares, and in any event may not acquire additional shares from any other source. In addition, since rent from a Related Party Tenant (any tenant 10% of which is owned, directly or constructively, by a REIT, including an owner of 10% or more of a REIT) is not qualifying rent for purposes of the gross income tests under the Code, the Articles provide that no individual or entity may own, or be deemed to own by virtue of the attribution provisions of the Code (which differ from the outstanding Common Shares (the "Related Party Limit"). The Board of Directors may waive the Ownership Limit and the Related Party Limit (such Related Party Limit has been waived with respect to the shareholders who exceeded the Related Party Limited immediately after the Company's initial public offering) if an opinion of counsel or a ruling from the Internal Revenue Service is provided to the Board of Directors and the Company's tax counsel to the effect that such ownership will not then or in the future jeopardize the Company's status a REIT. As a condition of such waiver, the Board of Directors will require appropriate representations and undertakings from the applicant with respect to preserving the REIT status of the Company.

     The foregoing restrictions on transferability and ownership of Common Shares may not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Ownership Limit and the Related Party Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitations or if the ownership concentration limitation is increased. In addition to preserving the Company's status as a REIT, the effects of the Ownership Limit and the Related Party Limit are to prevent any person or small group of persons from acquiring unilateral control of the Company. Any change in the Ownership Limit would require an amendment to the Articles even if the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company. Amendments to the Articles require the affirmative vote of holders owning not less than a majority of the outstanding Common Shares. If it is determined that an amendment would materially and adversely affect the holders of any class of preferred shares, such amendment also would require the affirmative vote of holders of not less than two-thirds of such class of preferred shares.

     If Common Shares in excess of the Ownership Limit or the Related Party Limit, or Common Shares which would cause the REIT to be beneficially or constructively owned by less than 100 persons or would result in the Company being "closely held" within the meaning of Section 856(h) of the Code, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee will acquire no rights to the shares. Common Shares transferred or proposed to be transferred in excess of the Ownership Limit or the Related Party Limit or which would otherwise jeopardize the Company's REIT status ("Excess Shares") will be subject to repurchase by the Company. The purchase price of any Excess Shares will be equal to the lesser of (i) the price in such proposed transaction and (ii) the fair market value of such shares reflected in the last reported sale price for the Common Shares on the trading day immediately preceding the date on which the Company or its designee determines to exercise its repurchase right, if then listed on a national securities exchange, or such price for the shares on the principal exchange, if they are then listed on more than one national securities exchange, or, if the Common Shares are not then listed on a national securities exchange, the latest bid quotation for the Common Shares if they are then traded over-the-counter, or, if such quotation is not available, the fair market value as determined by the Board of Directors in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by the Company. From and after the date fixed for purchase of Excess Shares by the Company, the holder of such Excess Shares will cease to be entitled to distribution, voting rights and other benefits with respect to such Excess Shares except the right to payment of the purchase price for the Excess Shares. Any dividend or distribution paid to a proposed transferee on Excess Shares will be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.

     All certificates representing Common Shares bear a legend referring to the restrictions described above.

     The Articles provide that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the outstanding Common Shares must file and affidavit with the Company containing information specified in the Articles within 30 days after January 1 of each year. In addition, each such shareholder will upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code as applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

                              PLAN OF DISTRIBUTION

     This Prospectus relates to the offer and sale from time to time of up to an aggregate of 5,139,387 Resale Shares by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest thereto. The

Company is registering the Resale Shares pursuant to the Company's obligations under the Registration Rights Agreement, but the registration of the Resale Shares does not necessarily mean that any of the Resale Shares will be offered or sold by the Selling Shareholders thereunder. The Company will not receive any proceeds from the sale of the Resale Shares by the Selling Shareholders but has agreed to bear certain expenses of registration of the Resale Shares.

     The distribution of the Resale Shares may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any such underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders. Underwriters may sell the Resale Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents.

     The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of the Resale Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Resale Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     At a time a particular offer of Resale Shares is made by the Selling Shareholders, a Prospectus Supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any other required information.

     The sale of Resale Shares by the Selling Shareholders also may be effected from time to time by selling Resale Shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the Selling Shareholders or may purchase from the Selling Shareholders all or a portion of the Resale Shares as principal, and may be made pursuant to any of the methods described below. Such sales may be made on the NYSE or other exchanges on which the Common Shares are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

     The Resale Shares also may be sold in one or more of the following transactions: (i) block transactions in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a Prospectus Supplement; (iii) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (iv) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (v) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (vi) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the Selling Shareholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the Resale Shares in amounts which are not expected to exceed that customary in the types of transactions involved.

     In order to comply with the securities laws of certain states, if applicable, the Resale Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, Resale Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is satisfied.

     All expenses incident to the offering and sale of the Resale Shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents, fees and disbursements of counsel representing the Selling

Shareholders and transfer taxes, if any, will be paid by the Company. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a discussion of the material Federal income tax considerations to the Company and its shareholders relating to the Common Shares and the treatment of the Company as a REIT. The discussion is general in nature and is not intended to represent a detailed description of the Federal income tax consequences applicable to a particular shareholder of the Company in view of a shareholder's particular circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the Federal income tax laws. The discussion in this section is based on current provisions of the Code, current and proposed Treasury Regulations, court decisions and other administrative rulings and interpretations, all of which are subject to change either prospectively or retroactively. There can be no assurance that any such change, future Code provision or other legal authority will alter significantly the tax consequences described herein.

     ACCORDINGLY, THIS DISCUSSION IS NOT INTENDED TO BE A SUBSTITUTE FOR CAREFUL TAX PLANNING AND EACH PROSPECTIVE PURCHASER OF COMMON SHARES IS URGED TO CONSULT HIS OR HER OWN TAX ADVISER REGARDING THE SPECIFIC TAX CONSEQUENCES IN VIEW OF SUCH PROSPECTIVE PURCHASER'S INDIVIDUAL CIRCUMSTANCES OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON SHARES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES THEREOF AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

     The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its initial taxable year ended December 31, 1993. The Company believes that it is organized and is operating in such a manner as to qualify for taxation as a REIT under the Code. The Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified as a REIT.

     In the opinion of Baker & Hostetler LLP, based on certain assumptions and representations, the Company has qualified as a REIT for its taxable years ended December 31, 1993 through December 31, 1997, and the Company is organized in conformity with the requirements for qualification as a REIT and the Company's method of operation has enabled it and will continue to enable it to meet the requirements for qualification and taxation as a REIT under the Code, provided the Company meets and continues to meet the asset composition, source of income, shareholder diversification, distributions and other requirements of the Code necessary for the Company to qualify as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters including, but not limited to, those set forth in this discussion of "Federal Income Tax Considerations" and those concerning the Company's business and properties as set forth in this Prospectus. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code hereinafter discussed, the results of which will not be reviewed by Baker & Hostetler LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. See
" -- Failure to Qualify."

TAXATION OF THE COMPANY

     If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income tax on its taxable income that is distributed in a timely manner to its shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from an investment in a corporation. However, the Company will be subject to Federal income tax in several ways, including the following: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed capital gains (although shareholders will, upon filing their federal income tax returns, receive an offsetting credit against their own federal income tax liability for federal income taxes paid by the Company with respect to any such undistributed net capital gain for which the Company makes a Capital Gains Designation (as hereinafter defined)). Second, under certain circumstances, the Company may be subject to the "alternative minimum tax." Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income at the highest corporate rate. Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% corporate level tax. Fifth, if the Company fails to satisfy the 75% gross income test or the 95% gross income test (each hereinafter discussed) but nonetheless maintains its qualification as a REIT by satisfying certain other requirements, it will be subject to a 100% tax on an amount equal to the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other than certain long-term capital gains for which the Company makes a Capital Gains Designation and pays the tax thereon) and
(iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any assets from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset of the Company is determined by reference to the basis of the asset (or any other property) of the C corporation, and the Company recognizes gain on the disposition of such asset during the ten-year period beginning on the date the asset was acquired by the Company, then the excess of (i) the fair market value of such asset as of the beginning of such period over (ii) the Company's adjusted basis in such asset as of the beginning of such period will be subject to take at the highest corporate rate. Beginning with the Company's taxable year ending December 31, 1998, the Company may, with respect to undistributed net long-term capital gains it receives during the taxable year, elect to pay tax on such gains and to designate in a notice mailed to shareholders within 60 days of the end of the taxable year (or in a notice mailed with its annual report for the taxable year) the amount of such gains that its shareholders must include in their taxable income as long-term capital gains (the "Capital Gains Designation"). Thus, if the Company made the Capital Gains Designation, the shareholders of the Company would include in their taxable income, as long-term capital gains, their proportionate share of the undistributed long-term capital gains as designated by the Company. Each shareholder of the Company would be deemed to have paid such shareholder's share of the tax paid by the Company on such gains, which tax would, upon the shareholder filing his or her federal income tax return, be credited or refunded to the shareholder. A shareholder would increase such shareholder's tax basis in his or her Common Shares by the amount of taxable income to the shareholder resulting from the designation and decrease such tax basis by the amount of such shareholder's credit or refund for the tax paid by the Company.

REQUIREMENTS FOR QUALIFICATIONS AS A REIT

     A REIT is defined in the Code as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly by five or fewer individuals (as defined in the Code to include certain entities); and
(vii) which meets certain income and asset tests described below. Conditions (i) through (iv), inclusive, must be met during the entire taxable year and condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Beginning with the Company's taxable year ending December 31, 1998, if the Company complies with Treasury Regulations for ascertaining the actual ownership of its shares and did not know or, exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares were held, actually or constructively, by five or fewer individuals, then the Company will be treated as meeting such requirement.

     The Company believes it has satisfied conditions (v) and (vi) set forth above. In addition, the Articles provide for restrictions regarding the transfer and ownership of Common Shares, which restrictions are intended to assist the Company in continuing to satisfy those requirements.

     The Company owns and/or operates a number of properties through its wholly owned subsidiaries (the "Subsidiaries"). These Subsidiaries are "qualified REIT subsidiaries" of the Company and 100% of the outstanding shares of each of the Subsidiaries is held by the Company. Code Section 856(i)(1) provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the Subsidiaries will be ignored and all of the assets, liabilities and items of income, deduction and credit of the Subsidiaries will be treated as assets, liabilities and items of the Company.

     In the case of a REIT or a qualified REIT subsidiary that is a partner in a partnership, the Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the REIT for purposes of Section 856 of the Code, including satisfying the gross income and asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the partnerships (including limited liability companies treated as partnerships for Federal income tax purposes) in which the Company or its Subsidiaries is a partner will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

INCOME TESTS

     Currently, in order to maintain qualification as a REIT, the Company annually must satisfy two gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or other disposition of stock or securities (or from any combination of the foregoing).

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT heretofore described only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue, provided, however, the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property.

     Moreover, beginning with its taxable year ending December 31, 1998, the Company is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent. The value of the impermissible services may not exceed 1% of all amounts received or accrued during the year, directly or indirectly, from the property. The amount received for any service (or management operation) for this purpose will be deemed to be not less than 150% of the direct cost of the Company in furnishing or rendering the service (or providing the management or operation).

     The Company does not and will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as heretofore described), and the Company does not and will not rent any personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease). The Company directly performs services under certain of its leases, but such services are not rendered to the occupant of the property. Furthermore these services are usual and customary management services provided by landlords renting space for occupancy in the geographic areas in which the Company owns property. To the extent that the performance of any services provided by the Company would cause amounts received from its tenants to be excluded from rents from real property, the Company will hire independent contractors from whom the Company derives no revenue to perform such services.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part of the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such tests was attributable to reasonable cause and not to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not attributable to fraud with intent to evade tax. It is not possible, however, to determine whether, in all circumstances, the Company would be entitled to the benefit of those relief provisions. As discussed above in " -- General," even if those relief provisions apply, a tax would be imposed with respect to excess net income.

     For taxable years prior to January 1, 1998, the Company had to satisfy an additional gross income test annually -- less than 30% of the Company's gross income could consist of short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain from the sale or other disposition of real property held for less than four years. No mitigation provision was applicable if the Company were to fail to satisfy the 30% income test for its taxable year ended December 31, 1997. See "Risk Factors -- Adverse Impact on Distributions of Failure to Qualify as a REIT."

ASSET TESTS

     At the close of each quarter of the taxable year, the Company must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property, shares in other REITs, cash, cash items, government securities and certain securities attributable to temporary investment of new capital. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's voting securities.

ANNUAL DISTRIBUTION REQUIREMENTS

     The Company must distribute dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain), and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company fails to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year (other than certain long-term capital gains for which the Company makes a Capital Gains Designation and pays the tax thereon) and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Beginning with the Company's taxable year ending December 31, 1998, (i) the class of non-cash income that is excluded from the distribution requirement is expanded to include income from the cancellation of indebtedness and (ii) the treatment of original issue discount ("OID") (over cash and the fair market value of property received on the instrument) as such non-cash income is extended to OID instruments generally for REITs, like the Company, that use an accrual method of accounting. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100% of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Beginning with the Company's taxable year ending December 31, 1998, the Company may, with respect to undistributed net long-term capital gains it receives during the taxable year, elect to pay tax on such gains and to designate in a notice mailed to shareholders within 60 days of the end of the taxable year (or in a notice mailed with its annual report for the taxable year) the amount of the Capital Gains Designation. Thus, if the Company made the Capital Gains Designation, the shareholders of the Company would include in their taxable income, as long-term capital gains, their proportionate share of the undistributed long-term capital gains as designated by the Company. Each shareholder of the Company would be deemed to have paid such shareholder's share of the tax paid by the Company on such gains, which tax would, upon the shareholder filing his or her federal income tax return, be credited or refunded to the shareholder. A shareholder would increase such shareholder's tax basis in his or her Common Shares by the amount of taxable income to the shareholder resulting from the designation and decrease such tax basis by the amount of such shareholder's credit or refund for the tax paid by the Company.

     The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements. It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement because of timing differences between (i) the actual receipt of income and the actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at the taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a certain year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. However, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made by the Company. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. Whether the Company would be entitled to such statutory relief cannot be foreseen.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     As long as the Company qualifies as a REIT, distributions made by the Company to its taxable domestic shareholders out of current or accumulated earnings and profits of the Company (and not designated as capital gain dividends) will result in ordinary income to such shareholders. Corporate shareholders will not be entitled to the dividends received deduction. Distributions (and beginning with the Company's taxable year ending December 31, 1998, undistributed amounts for which the Company properly makes a Capital Gains Designation) that are designated as capital gains dividends will be treated as gain from the sale or disposition of a capital asset held for more than one year (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his or her shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions by the Company in excess if its current and accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, but rather, will be a non-taxable reduction in a shareholder's adjusted basis.

     Any dividends declared by the Company in October, November or December of any year payable to shareholders of record on a specified date in any such month will be treated as both paid by the Company and received by shareholders on or before December 31 of such year, provided that the dividend is actually paid by the Company by January 31 of the following calendar year.

     Shareholders may not include any net operating losses or capital losses of the Company in their individual income tax returns. In general, any loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent distributions from the Company are required to be treated by such shareholder as long-term capital gain.

     The Taxpayer Relief Act of 1997 (as modified by the Internal Revenue Service Restructuring and Reform Act of 1998, which was signed into law on July 22, 1998) made certain changes to the Code with respect to taxation of long-term capital gains earned by taxpayers other than corporations. In general, for sales made after January 1, 1998, the maximum tax rate for individual taxpayers on net long-term capital gains (i.e., the excess of net long-term capital gain over net short-term capital loss) is lowered to 20% for most assets. This 20% rate applies to sales on or after January 1, 1998 only if the asset was held for more than 12 months at the time of disposition. Also, so-called "unrecaptured section 1250 gain" is subject to a maximum Federal income tax rate of 25%. "Unrecaptured section 1250 gain" generally includes the long-term capital gain realized on the sale of a real property asset described in Section 1250 of the Code, but not in excess of the amount of depreciation (less the gain, if any, treated as ordinary income under Code Section 1250) taken on such asset. A rate of 18% instead of 20% will apply after December 31, 2000 for assets held more than five years. However, the 18% rate applies only to assets acquired after December 31, 2000 unless the taxpayer elects to treat an asset held prior to such date as sold for market value on January 1, 2001. In the case of individuals whose ordinary income is taxed at a 15% rate, the 20% rate is reduced to 10% and the 10% rate for assets held more than five years is reduced to 8%.

     Certain aspects of the new legislation are currently unclear, to gains earned by REITs such as the Company. The 20% or 10% rate will apply to distributions Act of 1997 gives pass-through entities, including REITs. It is possible that the IRS could provide in such regulations, as it did the IRS authority to apply the Act's new rules on taxation of capital gains to sales by of long-term capital gains by the Company. The Taxpayer Relief until the IRS issues some guidance, it is unclear whether or how including how the reduced rates will apply in IRS Notice 97-64 (superceded by the Internal Revenue Service Restructuring and Reform Act of 1998), that REIT capital gain dividends must be determined by looking through to the assets sold by the REIT and treated by REIT shareholders as "long-term capital gain" and "unrecaptured section 1250 gain" to the extent of such respective gain realized by the REIT. No regulations have yet been issued. Such regulations, if and when issued, may have a retroactive effect.

     Shareholders of the Company should consult their tax advisors with regard to (i) the application of the changes made by the Taxpayer Relief Act of 1997 and the Internal Revenue Service Restructuring and Reform Act of 1998 with respect to taxation of capital gains and capital gain dividends and (ii) state, local and foreign taxes on capital gains.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Based upon a revenue ruling issued by the IRS, dividend distributions by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion contained herein regarding a "pension-held REIT," based on such ruling and the statutory framework of the Code, distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that (i) the tax-exempt entity has not financed the acquisition of its Common Shares with "acquisition indebtedness" within the meaning of the Code, (ii) the Common Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and
(iii) the Company, consistent with its present intent, does not hold a residual interest in a Real Estate Mortgage Investment Conduit.

     However, if any pension or other retirement trust qualified under Section 401(a) of the Code (a "qualified pension trust") holds more than 10% by value of the interests in a pension-held REIT at any time during a taxable year, then a portion of the dividends paid by the REIT to such qualified pension trust may constitute UBTI, but only if (i) such REIT would not have qualified as a REIT but for the provisions of the Code which look through such a qualified pension trust for purposes of determining ownership of shares of a REIT and (ii) at least one qualified pension trust holds more than 25% by value of the interests in such REIT or one or more qualified pension trusts (each owning more than a 10% interest in such REIT) hold in the aggregate more than 50% (by value) of the interests in such REIT.

     BECAUSE OF THE COMPLEXITY AND VARIATIONS OF THE UBTI RULES, TAX-EXEMPT ENTITIES SHOULD CONSULT THEIR OWN TAX ADVISERS.

TAXATION OF FOREIGN SHAREHOLDERS

     General. A "Non-U.S. Shareholder" is (i) any individual who is neither a citizen or resident of the United States, (ii) any corporation or partnership other than a corporation or partnership created or organized in the United States or under the laws of the United States or any state thereof or under the laws of the District of Columbia (unless in the case of a partnership, Treasury Regulations provide otherwise), (iii) an estate or (iv) a trust that is not a "U.S. Trust." For taxable years beginning after December 31, 1996 (or if the trustee of a trust elects to apply the following definition to an earlier taxable year ending after August 20, 1996) a trust is a U.S. Trust if, and only if, (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons has the authority to control all substantial decisions of the trust.

     THE RULES GOVERNING UNITED STATES FEDERAL INCOME TAXATION OF NON-U.S. SHAREHOLDERS ARE COMPLEX AND NO ATTEMPT IS MADE HEREIN TO PROVIDE MORE THAN A SUMMARY OF SUCH RULES. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

     It is currently anticipated that the Company will qualify as a "domestically controlled REIT" (i.e., a REIT in which at all times during a specified testing period less than 50% of the value of the capital stock of which is owned directly or indirectly by Non-U.S. Shareholders) and therefore gain from the sale of Common Shares by a Non-U.S. Shareholder will not be subject to United States taxation unless such gain is treated as "effectively connected" with the Non-U.S. Shareholder's United States trade or business.

     Distributions that are not attributable to gain from sales or exchanges by the Company of United States real property interests (and are not designated as capital gain dividends) will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions generally will be subject to a U.S. withholding tax equal to 30% of the gross amount of the distribution, subject to reduction or elimination under an applicable tax treaty. However, if dividends from the investment in the Common Shares are treated as "effectively connected" with the Non-U.S. Shareholder's conduct of a United States trade or business, such dividends will be subject to regular U.S. income taxation (and foreign corporations may also be subject to the 30% branch profits tax). The Company expects to withhold

United States income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and the Non-U.S. Shareholder files certain information evidencing its entitlement to such lower treaty rate or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is "effectively connected" income. Distributions which exceed current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such Common Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Common Shares, they will generally give rise to United States tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Shares, as described above. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it subsequently is determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     Distributions by the Company that are attributable to gain from sales or exchanges by the Company of United States real property interests are subject to income and withholding tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, those distributions, if any, which are treated as gain recognized from the sale of United States real property interests, are taxed as income "effectively connected" with a U.S. business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and special alternative minimum tax for nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company will withhold 35% of any distribution that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's Federal tax liability. A refund may be available if the amount withheld exceeds the Non-U.S. Shareholder's Federal tax liability.

     Information Reporting and Backup Withholding. The Company must report annually to the IRS and to each Non-U.S. Shareholder (as hereinafter defined) the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Shareholder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Shareholder resides.

     U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting will generally not apply to dividends (including any capital gain dividends) paid on stock to a Non-U.S. Shareholder at an address outside the United States.

     The payment of the proceeds from the disposition of stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Shareholder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of a payment of proceeds from the disposition of stock to or through a non-U.S. office of a broker which is (i) a U.S. person, (ii) a "controlled foreign corporation" for U.S. Federal income tax purposes or (iii) a foreign person 50% or more of whose gross income for certain periods is derived from a U.S. trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the holder is a Non-U.S. Shareholder (and the broker has no actual knowledge to the contrary) and certain other conditions are met, or the holder otherwise establishes an exemption. A payment of the proceeds from the disposition of stock to or through such broker will be subject to backup withholding if such broker has actual knowledge that the holder is a U.S. person.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Shareholder's U.S. Federal income tax liability, provided that required information is furnished to the IRS.

     New Withholding Regulations. Final regulations with regard to withholding tax on income paid to foreign persons and related matters (the "New Withholding Regulations") were recently promulgated. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. For example, the New Withholding Regulations adopt a certification rule which was in the proposed regulations under which a Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a U.S. corporation will be required to satisfy certain certification and other requirements. In addition, the New Withholding Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding rules (heretofore discussed) with respect to the portion of the distribution designated by the REIT as capital gain dividend. The New Withholding Regulations will generally be effective for payments made after December 31, 1999. EXCEPT AS PROVIDED IN THIS PARAGRAPH, THE DISCUSSION SET FORTH ABOVE UNDER
"-- INFORMATION REPORTING AND BACKUP WITHHOLDING" DOES NOT TAKE THE NEW WITHHOLDING REGULATIONS INTO ACCOUNT. PROSPECTIVE PURCHASERS OF COMMON SHARES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE IMPACT TO THEM OF THE NEW WITHHOLDING REGULATIONS.

STATE AND LOCAL CONSEQUENCES

     The Company and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

FEDERAL ESTATE TAX

     Shares owned or treated as owned by an individual who is not a citizen or a "resident" (as specifically defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1997, the audited historical statement of revenue and certain expenses included on pages F-2 to F-4 of the Company's Current Report on Form 8-K/A-1 dated February 6, 1997, the audited historical statements of revenue and certain expenses included on pages F-2 to F-5 of the Company's Current Report on Form 8-K dated August 25, 1997 and the audited historical statement of revenue and certain expenses included on pages F-6 to F-8 of the Company's Current Report on Form 8-K dated February 19, 1998, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The (a) consolidated financial statements of MIG REIT for each of the three years in the period ended December 31, 1997 and combined financial statements of MIG Companies for the year ended December 31, 1997, appearing in the Company's Current Reports on Form 8-K dated February 19, 1998 and Amendment No. 1 thereto, and Amendment No. 1 of Form 8-K dated June 30, 1998, and (b) combined statement of revenue and certain expenses for certain multifamily properties for the year ended December 31, 1997, for those properties which were acquired by the Company on February 2, 1998, appearing in the Company's Current Report on Form 8-K dated February 19, 1998, filed with the Commission, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the Common Shares and certain tax matters will be passed upon for the Company by Baker & Hostetler LLP, Cleveland, Ohio. Albert T. Adams, a partner with Baker & Hostetler, LLP, is a director of the Company.

                                INDEMNIFICATION

     Pursuant to the Registration Rights Agreement, the Company has agreed to indemnify and hold harmless the Selling Shareholders and their directors, officers, employees, agents, trustees and partners against all liabilities (including expenses) arising out of or based upon (a) any violation by the Company of any rule promulgated under the Securities Act or the Exchange Act or any state securities act and relating to any action or inaction required of the Company in connection with any registration statement or prospectus to which the Registration Rights Agreement relates, (b) any untrue or alleged untrue statement of material fact contained in any such registration statement or prospectus, or (c) any omission or alleged omission to state in any such registration statement or prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The foregoing indemnification does not apply to any untrue statement made in reliance upon information supplied by a Selling Shareholder or a Selling Shareholder's failure to send or give a final prospectus furnished to it by the Company at or prior to the time required by the Securities Act.

     The Articles provide for the indemnification of its directors and executive officers to the fullest extent permitted by Ohio law. Additionally, each of the Company's executive officers and directors is a party to an Indemnification Agreement with the Company. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the Common Shares by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall create an implication that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

------------------------------------------------------
------------------------------------------------------

                               TABLE OF CONTENTS

Available Information...................    3
Incorporation Of Certain Documents by
  Reference.............................    3
The Company.............................    4
The Offering............................    4
Risk Factors............................    5
Proceeds................................    8
Selling Shareholders....................    8
Description of Common Shares............    9
Plan of Distribution....................   10
Federal Income Tax Considerations.......   12
Experts.................................   20
Legal Matters...........................   21
Indemnification.........................   21

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                            5,139,387 COMMON SHARES

                               ASSOCIATED ESTATES
                               REALTY CORPORATION

                            ------------------------
                                   PROSPECTUS
                            ------------------------
                                           , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be incurred in connection with the offering contemplated by this Registration Statement, all of which will be paid by the Company, are as follows:

SEC Registration Fee........................................  $25,440
NYSE Listing Fee............................................   25,500
Accounting Fees and Expenses................................   50,000
Legal Fees and Expenses.....................................   50,000
Printing and Engraving Expenses.............................   50,000
Miscellaneous Expenses......................................    4,060
                                                              -------
          Total.............................................  205,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Ohio Revised Code (the "Ohio Code") authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification, or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Code.

     The Registrant's Code of Regulations provides for the indemnification of directors and officers of the Registrant to the maximum extent permitted by Ohio law as authorized by the Board of Directors of the Registrant and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the Registrant upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director or officer is entitled to indemnification. The Registrant maintains a directors' and officers' insurance policy which insures the directors and officers of the Registrant from claims arising out of an alleged wrongful act by such persons in their respective capacities as directors and officers of the Registrant, subject to certain exceptions. The Registrant has entered into indemnification agreements with its directors and officers which provide for indemnification to the fullest extent permitted under Ohio law.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBITS
-------                     -----------------------
  4.1     Second Amended and Restated Articles of Incorporation of the
          Company, as amended (incorporated by reference to Exhibit
          3.1 to Form S-11 filed June 30, 1994 (file No. 33-80950 as amended))
  4.2     Code of Regulations of the Company (incorporated by
          reference to Exhibit 3.2
  4.3     Form of Registration Rights Agreement
  5.1     Opinion of Baker & Hostetler LLP regarding legality of the
          Common Shares
  8.1     Opinion of Baker & Hostetler LLP regarding certain tax
          matters
 23.1     Consent of Baker & Hostetler LLP (contained in Exhibits 5.1 and 8.1 hereto)
 23.2     Consent of PricewaterhouseCoopers LLP
 23.3     Consent of Ernst & Young LLP

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1.) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the

Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than in payment by the Registrant of expenses incurred or paid by a Company manager, director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being Registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond Heights, State of Ohio, on the 26th of August, 1998.

                                          ASSOCIATED ESTATES REALTY CORPORATION

                                          By: /s/ JEFFREY I. FRIEDMAN
                                            ------------------------------------
                                            Jeffrey I. Friedman
                                            Chairman of the Board of Directors,
                                            President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey I. Friedman, Dennis W. Bikun and Martin A. Fishman and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                TITLE                       DATE
              ---------                                -----                       ----

/s/ JEFFREY I. FRIEDMAN                Chairman of the Board of Directors,    August 26, 1998
-------------------------------------  President and Chief Executive Officer
Jeffrey I. Friedman                    (Principal Executive Officer)

/s/ DENNIS W. BIKUN                    Vice President, Chief Financial        August 26, 1998
-------------------------------------  Officer and Treasurer (Principal
Dennis W. Bikun                        Financial Officer and Principal
                                       Accounting Officer)

/s/ MARK L. MILSTEIN                   Director                               August 26, 1998
-------------------------------------
Mark L. Milstein

/s/ ALBERT T. ADAMS                    Director                               August 26, 1998
-------------------------------------
Albert T. Adams

/s/ GERALD C. MCDONOUGH                Director                               August 26, 1998
-------------------------------------
Gerald C. McDonough

              SIGNATURE                                TITLE                       DATE
              ---------                                -----                       ----

/s/ FRANK E. MOSIER                    Director                               August 26, 1998
-------------------------------------
Frank E. Mosier

/s/ RICHARD T. SCHWARZ                 Director                               August 26, 1998
-------------------------------------
Richard T. Schwarz

/s/ LARRY E. WRIGHT                    Director                               August 26, 1998
-------------------------------------
Larry E. Wright